UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

                                                                                WAUSAU PAPER CORP.

(Name of Registrant as Specified In Its Charter)

                                                                                    NOT APPLICABLE

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March 16, 2009

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders to be held on April 16, 2009, at the Jefferson Street Inn, 201 Jefferson Street, Wausau, Wisconsin.  At the annual meeting you will be asked to reelect G. Watts Humphrey, Jr., and San W. Orr, Jr. as Class I directors.  David B. Smith, Jr. has reached the mandatory retirement age for directors and will retire at the annual meeting.  Mr. Smith has served as a director of our company since 1972.  We thank Mr. Smith for his many years of service to the company.

Details on the time and place of the meeting, as well as information on matters to be voted on by shareholders and other customary and important disclosures, are set forth in the attached notice and proxy statement.

I look forward to seeing you at the annual meeting.  Whether or not you plan to attend, please sign and return the enclosed proxy so that your vote will be counted.

Sincerely,

Thomas J. Howatt

President and CEO

WAUSAU PAPER CORP.

100 Paper Place

Mosinee, Wisconsin 54455-9099

_____________________

Notice of Annual Meeting of Shareholders

_____________________

The annual meeting of shareholders of Wausau Paper Corp. will be held at the Jefferson Street Inn, 201 Jefferson Street, Wausau, Wisconsin, on Thursday, April 16, 2009, at 1:30 p.m., local time.  The following proposals will be considered by shareholders at the annual meeting:

1.

The election of two Class I directors; and

2.

Any other business that properly comes before the meeting.

The record date for determining the holders of common stock entitled to notice of and to vote at the annual meeting or any adjournment thereof is the close of business on February 17, 2009.

March 16, 2009

Scott P. Doescher

Secretary

Please promptly vote, sign, date, and return the enclosed proxy in the enclosed envelope.

Proxy Statement for

Wausau Paper Corp.

Annual Meeting of Shareholders to be held April 16, 2009

Table of Contents

Page No.

Solicitation of Proxies

1

Voting Procedures

1

Your Vote

1

Shareholders Entitled to Vote

1

Quorum, Required Vote, and Related Matters

2

Corporate Governance

2

Available Corporate Governance Documents

2

Director Independence

2

Review, Approval, or Ratification of Related Party Transactions

3

Committees of the Board

4

Board Meetings and Director Communication

4

Election of Directors

5

General Information

5

Election Procedures, Nominees, and Board Recommendation

6

Director Compensation for 2008

7

Stock Ownership

7

Stock Ownership of Directors, Executive Officers, and 5% Shareholders

7

Section 16(a) Beneficial Ownership Reporting Compliance

7

Report of the Audit Committee and Related Matters

7

Audit Committee Report

7

Audit Committee Pre-Approval Policies

7

Independent Auditor and Fees

7

Executive Compensation

7

Compensation Discussion and Analysis

7

Compensation Committee Report

7

Summary Compensation Table for 2008

7

Grants of Plan-Based Awards for 2008

7

Outstanding Equity Awards at Fiscal Year-End 2008

7

Option Exercises and Stock Vested in 2008

7

Pension Benefits for 2008

7

Nonqualified Deferred Compensation for 2008

7

Termination and Change in Control Arrangements

7

Other Matters

7

Costs of Solicitation

7

Proxy Statement and Other Shareholder Proposals

7

Householding of Annual Meeting Materials

7

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be Held on April 16, 2009

7

Appendix A – Categorical Standards for Determination of Director Independence

A-1

-i-

March 16, 2009

Wausau Paper Corp.

100 Paper Place

Mosinee, Wisconsin  54455-9099

wausaupaper.com

Solicitation of Proxies

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Wausau Paper Corp. for use at the 2009 annual meeting of shareholders, including any adjournment thereof.  The annual meeting will be held at 1:30 p.m. on April 16, 2009, at the Jefferson Street Inn, 201 Jefferson Street, Wausau, Wisconsin.

Voting Procedures

Your Vote

Your vote is important.  Whether or not you plan to attend the annual meeting, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares are voted.  You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company at our principal office in Mosinee, Wisconsin, by filing another duly executed proxy bearing a later date with the Secretary, or by giving oral notice at the annual meeting.

All shares represented by your properly completed proxy will be voted in accordance with your instructions if your proxy has been submitted to us prior to the meeting and has not been revoked.  If you do not indicate how your shares should be voted on a proposal, the shares represented by your properly completed proxy will be voted as the Board recommends.

If any matters other than those described in this proxy statement are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies in the proxy form furnished to you by the Board will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote.  As of the date of this proxy statement, we do not anticipate that any other matters will be presented to the annual meeting.

Shareholders Entitled to Vote

General.  Shareholders at the close of business on the record date, February 17, 2009, are entitled to notice of and to vote at the annual meeting.  Each share is entitled to one vote on each proposal properly brought before the annual meeting.  Votes cast by proxy or in person at the annual meeting will be tabulated by an inspector of elections appointed by the Board.  On the record date, there were 48,885,277 shares of common stock outstanding.

“Street Name” Accounts.  If you hold shares in “street name” with a broker, bank, or other custodian, you will receive voting instructions from the holder of record of your shares.  In some cases, a broker may be able to vote your shares even if you provide no instructions (such as the election of directors), but on other matters your broker may vote the shares held for you only if you provide voting instructions.  Shares for which a broker does not have the authority to vote are recorded as a “broker non-vote” and may count as a vote against certain proposals.  See “Quorum, Required Vote, and Related Matters.”

Dividend Reinvestment Plan and Common Stock Purchase Plan Participants.  If you are a participant in the Dividend Reinvestment and Stock Purchase Plan or Common Stock Purchase Plan, your proxy will also serve to direct the plan administrator to vote any shares of common stock held for you under either plan at the close of business on the record date.  Shares beneficially owned by participants in the plans for which no proxy or other voting directions are received will not be voted.  The accompanying form of proxy will permit you to vote the shares held in the plans.

401(k) Plan Participants.  If you are a participant in our 401(k) plan, you may vote an amount of shares equivalent to the interest in our common stock credited to your account as of the record date.  Your proxy will serve as voting instructions for the trustee of the 401(k) plan.  If you own shares through the 401(k) plan and do not vote, the plan trustees will vote the plan shares in the same proportion as shares for which instructions were received under the plan.  The accompanying form of proxy will permit you to vote the shares held in the plan.

Quorum, Required Vote, and Related Matters

Quorum.  A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the annual meeting in person or by proxy.  For purposes of determining a quorum, shareholders who are present in person or are represented by proxy, but who abstain from voting, are considered present and count toward the determination of the quorum.  Shares reported as broker non-votes are also considered to be shares present for purposes of determining whether a quorum is present.

Election of Directors.  Directors are elected by a plurality of the votes cast.  For this purpose, a “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum of the two directors to be chosen at the annual meeting.  You may vote in favor of the nominees specified on the accompanying proxy form or may withhold your vote as to one or more of such nominees.  Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.

All Other Proposals.  As of the date of this proxy statement, we do not anticipate that any other proposals will be brought before the annual meeting.  Generally, proposals other than the election of directors that are brought before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal.

Majority Vote Policy.  Our Corporate Governance Guidelines set forth our procedures if a nominee for director is elected by a plurality of the votes cast in an uncontested election, but a greater number of votes are “withheld” for his election than are voted “for” his election.  See “Election of Directors – Election Procedures, Nominees, and Board Recommendation.”

Corporate Governance

Available Corporate Governance Documents

Our Corporate Governance Guidelines set forth basic principles and guidelines concerning the qualifications and responsibilities of directors, Board committees, majority voting policy, and other matters.  In addition, we have adopted a code of business conduct and ethics for all employees, as well as a separate code of ethics that covers our CEO and senior financial officers.  The Corporate Governance Guidelines, Audit, Compensation, and Corporate Governance Committee charters and codes of ethics are posted on our website.  See “Investors – Corporate Governance” at wausaupaper.com.  A copy of these documents may also be obtained from the Secretary of the Company by writing to our corporate office.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the Board and all members of our Audit, Compensation, and Corporate Governance Committees must be independent directors, as determined in accordance with New York Stock Exchange (“NYSE”) listing standards.  The Board reviews the independence of its members on an annual basis.  During this review, the Board considers whether any transactions have occurred or if relationships exist between any director and the Company and its subsidiaries and affiliates.  Included in this consideration are any such transactions that occurred or relationships that exist between any member of the director’s immediate family or any entity in which the director or an immediate family member is an executive officer, general partner, or significant equity holder.

In connection with its review the Board considered that in the ordinary course of business, the Company may, at certain times, be engaged in business transactions with companies for which some of our directors serve as directors or officers.  The Board has adopted categorical standards to assist it in determining whether any of such transactions create a material relationship that precludes independence under NYSE listing standards.  In general terms, and absent other factors, the Board’s categorical standards provide that a customer relationship is not material if the Company does not account for more than 2% of the revenue of the director’s business and not more than 2% of the Company’s revenue is derived from the director’s business.  Similarly, in the case of a lending relationship, absent other factors, the relationship is not material if the Company obtained the credit on the same terms as other borrowers, the credit would have been available from other lenders on comparable terms, and the interest and fees paid by the Company do not exceed 2% of the lender’s total income.  The Board’s categorical standards are attached to this proxy statement as Appendix A and are also posted on our website.  See “Investors – Corporate Governance” at wausaupaper.com.

In making its independence determination, the Board reviewed its relationship and transactions with Marshall & Ilsley Corporation (“M&I”) and its subsidiaries.  Mr. Kuester serves as Chairman of the Board of M&I.  Mr. Baur serves as Chairman of Southwest Bank of St. Louis, a wholly-owned subsidiary of M&I, and both he and Mr. Orr are also directors of M&I.  M&I, through its subsidiaries, provides trust, commercial paper, and general banking services to the Company.  M&I, through its subsidiary M&I Bank, is also a participating lender in the Company’s senior credit facility under terms that are identical to the four other non-related financial institutions.  The Board also determined that all other services were provided by M&I in the ordinary course of business and at prices and on terms prevailing at the time for comparable transactions with unrelated persons.  The aggregate interest and fees paid to M&I by the Company in 2008 represent less than 1% of M&I’s reported gross income for its 2008 fiscal year.  The Board therefore also determined that the transactions engaged in with M&I were within the thresholds for materiality established under the categorical standards adopted by the Board.  The Company has no relationship with Mr. Freels, Mr. Humphrey, or Mr. Knetter other than as directors and shareholders.

As a result of its review, the Board affirmatively determined that Mr. Baur, Mr. Freels, Mr. Humphrey, Mr. Knetter, Mr. Kuester, and Mr. Smith are independent of the Company and its management under the listing standards of the NYSE.

Review, Approval, or Ratification of Related Party Transactions

There was no transaction with related parties in 2008 that is required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”) because it exceeded $120,000 and one of our directors or executive officers (or their affiliates or members of their immediate family) had a direct or indirect material interest in such transaction.  Three of our directors also serve as directors of Marshall & Ilsley Corporation, and the relationship between M&I and the Company is described under the preceding caption, “Director Independence.”  As described in that section, the Board has determined that none of these directors has a material direct or indirect interest in any transaction resulting from the Company’s relationship with M&I.

The Company has not adopted any formal policies or procedures for the review, approval, or ratification of transactions that may be required to be reported under the SEC disclosure rules.  Such transactions, if and when they are proposed or have occurred, have been or will be reviewed by the entire Board (other than the director involved) on a case-by-case basis.  The Board’s review has in the past considered, and will in future cases consider, the importance of the transaction to the Company, the availability of alternative sources or service providers to meet the Company’s requirements, the amount involved in the proposed transaction, the specific interest of the director or executive officer (or immediate family member) in the transaction, whether information concerning the fees, costs, or other terms of substantially similar arms-length transactions between unrelated parties is available, whether the terms of the proposed transaction present any unusual or unfavorable features to the Company, and such other factors as the Board may consider important and appropriate to its determination.

Committees of the Board

Our Corporate Governance Guidelines provide that the Company shall have Audit, Compensation, and Corporate Governance Committees in addition to any other committees the Board considers appropriate.  Each of the members of the following committees satisfies the criteria for independence under applicable rules of the SEC, NYSE listing standards, and other applicable regulations.

Audit Committee.  The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements related to the Company’s financial reporting and disclosure obligations.  The Committee has the sole authority to appoint or replace the Company’s independent auditor.  Members of the Committee may not serve on the audit committees of more than two other public companies.  The members of our Audit Committee also satisfy the additional NYSE and SEC rules for independence applicable to audit committees of listed companies.

Mr. Freels (Chairman), Mr. Baur, Mr. Knetter, and Mr. Kuester serve on the Audit Committee.  The full Committee met nine times in 2008, and there were three meetings between management and the Chairman of the Committee in 2008.  See “Report of the Audit Committee and Related Matters,” for the report of the Audit Committee and other information relating to the selection of, and fees paid to, the independent auditor.

Compensation Committee.  The Compensation Committee is appointed by the Board to (1) discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers, and (2) satisfy the requirements concerning the disclosure of executive compensation under the regulations of the SEC.  The Committee may delegate its authority to a subcommittee of its members, but it has not chosen to do so.  The Committee did not retain any compensation consultant to assist it in the review or determination of executive compensation in 2008.

The Committee’s activities and policies concerning compensation for directors and executive officers are included in this proxy statement under the subcaptions “Election of Directors – Director Compensation for 2008,” “Executive Compensation – Compensation Discussion and Analysis,” and “Executive Compensation – Compensation Committee Report.”  Mr. Smith (Chairman), Mr. Baur, Mr. Humphrey, and Mr. Freels serve as members of the Compensation Committee.  The Committee met six times in 2008.

Corporate Governance Committee.  The Corporate Governance Committee is appointed by the Board to (1) identify individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders, (2) recommend to the Board the Corporate Governance Guidelines applicable to the Company, (3) lead the Board in its annual review of the Board’s performance, (4) recommend to the Board director nominees for each committee, and (5) provide oversight for the corporate compliance program and its code of conduct and ethics.  Mr. Kuester (Chairman), Mr. Humphrey, Mr. Knetter, and Mr. Smith serve on the Corporate Governance Committee.  The Committee met three times in 2008.

Board Meetings and Director Communication

Meetings of the Board.  The Board met six times in 2008.  Each of the directors attended at least 75% of the total number of the meetings of the Board and the committees on which they served during the last fiscal year.

Meetings of Non-management Directors.  The Board’s non-management directors meet in executive session following each February Board meeting and establish a schedule of additional meetings.  The non-management directors must meet at least twice each year under the Company’s Corporate Governance Guidelines.  At their February 2009, meeting, the non-management directors selected Dennis J. Kuester to preside over their meetings.  Shareholders and others may communicate directly with Mr. Kuester or any other non-management directors by following the procedures set forth in the following paragraph.

Communicating with the Board.  Shareholders and others may communicate with the Board by writing to the Chairman at the Company’s corporate office, 100 Paper Place, Mosinee, Wisconsin  54455-9099.  Individual directors may also be contacted in writing at the same address.  Mail may be opened and sorted before forwarding to the director to whom the mail was addressed.  If a communication does not involve an ordinary business matter and if a particular director is named, the communication will be forwarded to that director.  If no particular director is named, the communication will be forwarded to the Chairman of the appropriate Board committee.  If a complaint or concern involves accounting, internal accounting controls, or auditing matters, the correspondence may be addressed, and will be forwarded, to the Chairman of the Audit Committee.  Our website also describes the Audit Committee’s procedures to submit a concern or complaint on a confidential basis.  In order to expedite a response, the non-management directors have instructed management to receive, research, and respond, if appropriate, on behalf of the Company’s non-management directors or a particular director, to any communication regarding an ordinary business matter.

Attendance at Annual Meetings.  The Board has an informal policy under which all directors are expected to attend the annual meeting of shareholders.  Each of our then serving directors attended the annual meeting held in 2008.

Election of Directors

General Information

The Nomination Process.  Nominations for director are recommended to the Board by the Corporate Governance Committee.  Candidates for election to the Board may be identified for initial consideration by the Committee from a wide variety of potential sources.  For example, the Committee will consider candidates for nomination from among incumbents whose term will expire at the next annual meeting, persons identified by other members of the Board, executive officers, shareholders, and persons identified by a professional search firm should the Committee believe it appropriate to engage such a firm to assist it.  To recommend an individual for consideration, a shareholder should mail or otherwise deliver a written recommendation to the Committee not later than the December 1 immediately preceding the annual meeting for which the individual is to be considered for inclusion as a nominee of the Board.  At a minimum, a shareholder recommendation should include the individual’s current and past business or professional affiliations and experience, age, stock ownership, particular qualifications, and such other information as the shareholder deems relevant to assist the Committee in considering the individual’s potential service as a member of the Board.

Qualifications.  In reviewing potential nominees, the Committee will consider the age, skills, and experience of current Board members and the requirement under our Corporate Governance Guidelines that a majority of the Board members must be independent, as determined in accordance with NYSE listing standards.  At a minimum, nominees must satisfy the qualification requirements included in our Corporate Governance Guidelines (which are posted on our website at wausaupaper.com), including the provision that no person may be elected a director if that person has attained age 70 as of the date of the election.  All potential nominees submitted to or identified by the Committee will be evaluated on a similar basis for their level of qualifications and experience.

The Committee believes that persons recommended by it to the Board should possess strong intellectual skills, have had a successful career in business, higher education, or a profession which demonstrates an ability to manage a complex organization, have a reputation for personal and professional integrity, exercise sound and independent business judgment, and be able to understand the economic, financial, and operational issues to be addressed by the Company.  Directors whose terms of office will expire at the next annual meeting are considered by the Committee on the basis of these qualities and also on the basis of their service to the Company during their term in office.

Election Procedures, Nominees, and Board Recommendation

The Board has determined that it is appropriate to reduce the number of directors to seven from eight effective with the annual meeting, divided into three classes consisting of two Class I and Class II directors and three Class III directors.  One class of directors is to be elected at each annual meeting of shareholders to serve a three-year term.  Any director appointed by the Board to fill a newly created directorship is required to stand for reelection by the shareholders at the first annual meeting following his or her appointment by the Board.  At the annual meeting, shareholders will be asked to elect two Class I directors for terms of office that will expire at the annual meeting of shareholders to be held in 2012.

Upon recommendation of the Corporate Governance Committee, the Board has nominated G. Watts Humphrey, Jr. and San W. Orr, Jr. for reelection as Class I directors.  In the event a nominee should become unable or unwilling to be a nominee for election at the annual meeting, it is the intention of the proxies to vote for such substitute as may be designated by the Board.  David B. Smith, Jr. has reached mandatory retirement age under our Corporate Governance Guidelines and, accordingly, will not be a candidate for reelection to the Board.

Directors are elected by a plurality of the votes cast for the election of directors.  However, under our Corporate Governance Guidelines, in any uncontested election, a director who has a greater number of votes “withheld” for his election than are voted “for” his election is required to tender his resignation within two days of the election.  The Corporate Governance Committee must act promptly (but in any event within 30 days of the election) to make a recommendation to the Board to accept or reject the director’s resignation.  In making its recommendation, the Committee may consider all factors and other information it considers relevant.  The Board’s decision on the Committee’s recommendation must be made promptly (but in any event within 90 days of the election), taking into consideration the Committee’s report, if any, on its recommendation and any other factors and other information it considers relevant.  The Board must also consider, and if it deems it appropriate take action to address, the shareholder concerns underlying the withheld votes or other relevant issues.  Within four business days of the Board’s decision, the Company will disclose the Board’s decision whether to accept or reject the tendered resignation on a Form 8-K filing with the SEC and include in the disclosure an explanation of the process by which it reached its decision and, if applicable, the reasons for rejecting the resignation.  No director who has tendered a resignation pursuant to this governance principle may participate in the process by which the Committee recommends or the Board determines whether the resignation will be accepted.

The Board of Directors recommends a vote FOR the election of the nominees for Class I directors.  The following table sets forth information concerning the business background and experience of the Board nominees and all continuing directors.  Unless specified, all current positions listed for a nominee or director have been held for at least five years.  Directors whom the Board has determined are independent under the criteria of the NYSE listing standards (or nominees who will meet such criteria) are denoted by an asterisk (*).

Nominees

	G. Watts Humphrey, Jr.*	Class I (2009)
Director since 2007
Mr. Humphrey, 64, is President of GWH Holdings, Inc. (private investment company), Chairman and CEO of International Plastics Equipment Group, Inc.,
Chairman and CEO of Centria (metal building systems), and owner of Shawnee
Farm (thoroughbred breeding/racing). Mr. Humphrey is also a director of
Churchill Downs Incorporated.

	San W. Orr, Jr.	Class I (2009)
Director since 1970

Mr. Orr, 67, is Chairman of the Board of the Company and Advisor for the

Estates of A.P. Woodson and Family.  He served as Chief Executive Officer of the Company in 2000 and in 1994-1995 and 1989-1990.  Mr. Orr is also a director of Marshall & Ilsley Corporation.

Continuing Directors

Andrew N. Baur*	Class II (2010)
Director since 2004
Mr. Baur, 64, is Chairman of the Board of Southwest Bank of St. Louis, a wholly-
owned subsidiary of Marshall & Ilsley Corporation. He is the former Chairman of the Board and CEO of Mississippi Valley Bancshares, Inc., and its subsidiary,
Southwest Bank of St. Louis. Mr. Baur is a director of Marshall & Ilsley
Corporation and Bakers Footwear Group, Inc.

Dennis J. Kuester*	Class II (2010)
Director since 2001
Mr. Kuester, 67, is Chairman of the Board and former CEO of Marshall & Ilsley
Corporation. He is also a director of Metavante Technologies, Inc.
and a director of Modine Manufacturing Company.

Gary W. Freels*	Class III (2011)
Director since 1996
Mr. Freels, 60, is President and Chief Executive Officer of Alexander
Properties, Inc. (investment management).

Thomas J. Howatt	Class III (2011)
Director since 2000
Mr. Howatt, 59, is President and Chief Executive Officer of the Company.

Michael M. Knetter*	Class III (2011)
Director since 2005
Mr. Knetter, 48, is Dean of the School of Business at the University of
Wisconsin – Madison. He was formerly Professor and Associate Dean of Tuck
School of Business at Dartmouth College. Mr. Knetter is also an independent trustee for Neuberger Berman Funds, a director of Northwestern Mutual
Series Fund, Inc., and a director of Great Wolf Resorts, Inc.

Director Compensation for 2008

The following table presents the compensation of our directors for 2008.  A description of our director compensation policy and plans follows the table.

				Non-Equity	Change in Pension Value
	Fees Earned or	Stock	Option	Incentive Plan	and Nonqualified Deferred	All Other
Name(1)	Paid in Cash	Awards	Awards	Compensation	Compensation Earnings	Compensation	Total
	($)	($)(2)(3)	($)(2)(3)	($)		($)	($)

San W. Orr, Jr.	$138,000	$24,000	$5,910	–	$22,918(4)	$21,067(5)	$211,895

Andrew N. Baur	$ 44,000	$24,000	$5,910	–	–	$0	$ 73,910

G. Watts Humphrey, Jr.	$ 39,500	$24,000	$5,910	–	–	$0	$ 69,410

Gary W. Freels	$ 58,000	$24,000	$5,910	–	$12,596(4)	$0	$100,506

Michael M. Knetter	$ 39,500	$24,000	$5,910	–	–	$0	$ 69,410

Dennis J. Kuester	$ 44,500	$24,000	$5,910	–	$17,906(4)	$0	$ 92,316

David B. Smith, Jr.	$ 46,000	$24,000	$5,910	–	$23,483(4)	$0	$ 99,393

(1)  Effective January 1, 2008, directors who are employees do not receive directors fees.  All prior compensation for services by Mr. Howatt as a director, and all related stock and option awards held at year end, are fully reflected in the Summary Compensation Table and the other tables relating to executive compensation.

(2)  Stock awards are restricted stock units, which must be held until the director’s retirement from the Board.  Stock award amounts therefore represent potential future income, the amount of which may be materially different when paid.  Dividend equivalents in the form of additional restricted stock units are also earned on each award and are paid at distribution of award.  Amounts indicated represent the compensation expense recognized in 2008 pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”).  The value of the stock awards for financial statement reporting purposes is the closing price of the underlying stock on the grant date, $8.64 per share.  The per share grant date fair value of the option awards granted to directors in 2008 was $1.97.  Additional information concerning the recognition of compensation expense with respect to these grants, and the assumptions used in the calculation of compensation expense attributable to the grant of the options included in the table, is set forth in Note 8 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2008.

(3)  The aggregate number of stock and option awards held at December 31, 2008, by directors other than Mr. Howatt (see footnote (1)) are:

	Aggregate Stock Awards*	Aggregate Option Awards**
San W. Orr, Jr.	5,070	225,668
Andrew N. Baur	5,070	21,000
Gary W. Freels	5,070	31,000
G. Watts Humphrey, Jr.	3,883	6,000
Michael M. Knetter	5,070	21,000
Dennis J. Kuester	5,070	31,000
David B. Smith, Jr.	5,070	34,000

  *Does not include 2,042 restricted stock units granted January 2, 2009, pursuant to Director Compensation Policy and reflected in table of beneficial ownership under “Stock Ownership.”  Also does not include 312 hypothetical shares attributable to dividend equivalents for Messrs. Orr, Baur, Freels, Knetter, Kuester, and Smith, and 177 hypothetical shares attributable to dividend equivalents for Mr. Humphrey.

**Includes options with respect to 191,668 shares granted in connection with Mr. Orr’s prior service as CEO and as Chairman.  Mr. Orr also holds 38,901 hypothetical shares attributable to dividend equivalents, which may be settled only in cash.

(4)  Represents increase in actuarial present value under director retirement plan for directors who began service prior to January 1, 2003.

(5)  Represents aggregate incremental cost of personal use of the Company plane.

Director Compensation Policy.  Director compensation is established by the Compensation Committee and is intended to be competitive with compensation paid to directors of similarly sized publicly traded companies.  Our Chairman of the Board receives an annual retainer of $100,000.  Overall director compensation is reviewed annually by the Committee.  In December 2008, after its annual review of director compensation, the Committee elected to maintain director compensation at 2008 levels, which were as follows:

Board Retainer
Annual cash retainer	$24,000
Restricted Stock	$24,000(1)
Stock Options	3,000 shares

Meeting Fees
Board Meeting Fees	$ 1,500
$ 1,000 (telephonic meeting)
Committee Meeting Fees	$ 1,000
$ 500 (telephonic meeting)

Annual Committee Chair Retainer
Audit	$10,000
Executive, Compensation, and Corporate Governance	$ 5,000

(1)  On the first business day of each fiscal year, each director receives restricted stock units in an amount determined by dividing $24,000 by the closing price of Company’s stock on such day.  Dividend equivalents in the form of additional restricted stock accrue on each cash dividend date.  Units are settled in the form of Company stock upon director’s termination of service from the Board unless director elects to defer distribution for a maximum of two years.

A director who is an officer of the Company receives salary and benefits related to his duties.  No other director received any compensation or benefits for services as a director other than the standard arrangements described above.

Director Stock Ownership Guidelines.  Each director is required to own stock or stock equivalents having a value equal to three times his annual retainer and board fees on or before his completion of six calendar years of service.  “Stock” consists of shares directly or indirectly held, vested common stock equivalents (restricted stock, etc.), vested stock options, and shares held in qualified retirement plan accounts.  All of our directors have attained the minimum level or are on pace to attain such level within the specified period.

Directors’ Deferred Compensation Plan.  The Company maintains a deferred compensation program under which directors may elect each year to defer some or all of the fees otherwise payable in cash during the year.  Amounts deferred become payable in cash in a lump sum or in quarterly installments after a director’s termination of service.  In the event a director’s service terminates in connection with a change in control of the Company, as defined in the plan, payment of all deferred amounts will be made in a lump sum.  During the period in which payment is deferred, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter, or that the deferred fees be converted into common stock equivalent units.  If common stock equivalent units are elected, the director’s account is also credited with stock equivalent units representing the shares of our common stock which could have been purchased with the cash dividends which would have been paid had the units been actual common stock.  Stock equivalent units are converted to cash based upon the fair market value of our common stock at the time of distribution.  During 2008, Mr. Baur, Mr. Kuester, and Mr. Smith participated in the plan and deferred all or a portion of the retainer or meeting fees otherwise payable to them.

Directors Retirement Policy.  Directors who began service prior to January 1, 2003, and have at least five years of service at termination are eligible to receive a monthly benefit equal to the monthly retainer and meeting fees in effect at termination of service.  Benefits will be paid for a period of time equal to the retired director’s period of service on the Board.  Retirement benefits terminate at death and are accelerated in the event of a change in control of the Company, as defined in the policy.  Directors who began service after December 31, 2002, are not eligible for retirement benefits under this policy.

Stock Ownership

Stock Ownership of Directors, Executive Officers, and 5% Shareholders

The following table sets forth, based on statements filed with the SEC or information otherwise known to us, in each case, as of the record date, the name of each person believed by us to own more than 5% of our common stock and the number of shares of common stock held by each person.

	Common Shares	Percent of
Name and Address	Beneficially Owned	Class

NWQ Investment Management Company, LLC	3,982,035	8.2%
2049 Century Park East, 16th Floor
Los Angeles, CA 90067

Wilmington Trust Company	3,926,705	8.0%
1100 N. Market Street
Wilmington, DE 19890-0001

Dimensional Fund Advisors LP	3,824,410	7.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Barclays Global Investors, NA (and affiliates)	3,216,341	6.6%
400 Howard Street
San Francisco, CA 94105

T. Rowe Price Associates, Inc.	2,531,300	5.1%
100 E. Pratt Street
Baltimore, MD 21202

Wells Fargo & Company	2,491,680	5.1%
420 Montgomery Street
San Francisco, CA 94163

The following table sets forth the number of shares of common stock beneficially owned as of the record date by each of the directors, each person nominated to become a director, each of our executive officers named in the summary compensation table, and all such nominees, directors, and executive officers as a group.

	Common Stock	Percent of
Name	Beneficially Owned	Class
Andrew N. Baur	78,515(1)	*
Gary W. Freels	1,013,580(2)	2.07%
Thomas J. Howatt	770,388(3)	1.55%
G. Watts Humphrey, Jr.	19,277(4)	*
Michael M. Knetter	28,515(5)	*
Dennis J. Kuester	38,515(6)	*
San W. Orr, Jr.	2,306,774(7)	4.70%
David B. Smith, Jr.	517,763(8)	1.06%
Stuart R. Carlson	182,233(9)	*
Albert K. Davis	146,267(10)	*
Scott P. Doescher	159,352(11)	*
Daniel R. Trettin	57,071(12)	*
All directors and executive officers as a group (14 persons)	5,449,203(13)	10.77%

*  Less than 1%

(1)  Includes 21,000 option shares and 7,515 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009.

(2)  Includes 975,065 shares of common stock held by two charitable foundations of which Mr. Freels serves as president and/or a director and 31,000 option shares and 7,515 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009.

(3)  Includes 608,817 option shares and 57,550 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009, 28,522 shares held under 401(k) plan on December 31, 2008, and 42,000 shares of restricted stock.

(4)  Includes 6,000 option shares and 6,177 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009.

(5)  Includes 21,000 option shares and 7,515 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009.

(6)  Includes 31,000 option shares and 7,515 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009.  The Marshall & Ilsley Trust Company is trustee of a Company retirement plan and holds our common stock as such trustee and in its various other fiduciary capacities.  Mr. Kuester is the Chairman and a director of Marshall & Ilsley Corporation, the parent corporation of the Trust Company.  Mr. Kuester disclaims any beneficial interest in the shares held of record by the Trust Company.

(7)  Includes 1,770,450 shares as to which Mr. Orr exercises shared voting and investment power (and as to which beneficial ownership is disclaimed) and 225,668 option shares and 7,515 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009.

(8)  Includes 34,000 option shares and 7,515 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009.

(9)  Includes 159,800 option shares and 14,932 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009.

(10) Includes 131,000 option shares and 13,557 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 17, 2009.

(11) Includes 131,000 shares that may be acquired through the exercise of options within 60 days of February 17, 2009, 9,825 shares held under 401(k) plan on December 31, 2008, and 5,000 shares of restricted stock.

(12) Includes 50,000 shares that may be acquired through the exercise of options within 60 days of February 17, 2009, 832 shares held under 401(k) plan on December 31, 2008, and 5,000 shares of restricted stock.

(13) The shares disclosed incorporate footnotes (1) – (12).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and officers and persons who own more than 10% of the common stock outstanding (“reporting persons”) to file reports of ownership and changes in ownership with the SEC and the NYSE.  Reporting persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them with the SEC.  We review copies of the Section 16(a) forms received by us or rely upon written representations from certain of these reporting persons to determine compliance with the Section 16(a) regulations for purposes of this proxy statement.  Based on our review of these reports and the representations of the reporting persons, we believe that, except for a late filing for Mr. Doescher relating to 2008 dividend reinvestments in a brokerage account, all reports required to be filed by Section 16(a) were filed on a timely basis.

Report of the Audit Committee and Related Matters

Audit Committee Report

During the 2008 fiscal year, the Audit Committee met at various times with senior members of the Company’s financial management team and the Company’s independent auditor to review and discuss the Company’s financial statements (including critical accounting policies, significant accounting issues, and assumptions made in connection with those policies and preparation of the financial statements), financial management issues, and the Company’s system of internal controls.  The Committee also met with the Company’s general legal counsel to review and discuss legal claims and contingencies.

The Audit Committee met with the Company’s senior financial management team and the independent auditor to review the Company’s audited financial statements for the 2008 fiscal year prior to their issuance.  At that meeting, the Committee received assurances from senior financial management that all financial statements had been prepared in accordance with accounting principles generally accepted in the United States.  In addition, the Committee asked the independent auditor to address and respond to questions concerning the audited financial statements, the audit process, and other related matters.  This discussion centered on the following questions posed by the Committee to the independent auditor:

•

Are there any accounting judgments made by management in preparing the financial statements that would have been made differently had the auditor prepared and been responsible for the financial statements?

•

Based on the auditor’s experience and its knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•

Based on the auditor’s experience and its knowledge of the Company, has the Company implemented all internal controls and internal audit procedures that are appropriate for the Company?

In connection with its review of the audited financial statements, the Audit Committee discussed with the independent auditor the independence of the firm under SEC rules for the purpose of expressing an opinion on the Company’s financial statements, and considered whether the provision of nonaudit services is compatible with maintaining the auditor’s independence.  The Committee received from the independent auditor the written disclosure and the letter relating to the independence of the firm under the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.  The Committee also discussed with the independent auditor the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Management has the primary responsibility for the Company’s financial statements and the overall reporting process.  It is not the duty of the Audit Committee to conduct auditing or accounting reviews or procedures.  The Committee acts only in an oversight capacity and it necessarily relies on the work and assurances provided by management and the independent auditor, and it therefore does not have an independent basis to determine whether management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures.  Accordingly, the Committee’s reviews of the Company’s financial statements and its discussions with the Company’s senior financial management team and the independent auditor do not guarantee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit has been carried out in accordance with auditing standards generally accepted in the United States.

In reliance on the reviews and discussions described in this report and on the report of the independent auditor, the Audit Committee recommended to the Board of Directors that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Audit Committee

Gary W. Freels (Chairman)

Andrew N. Baur

Michael M. Knetter

Dennis J. Kuester

Audit Committee Pre-Approval Policies

The Audit Committee is required to pre-approve audit and non-audit services performed by the Company’s independent auditor.  Under its pre-approval policy, a schedule of specific audit, audit-related, and tax services and their related fees received pre-approval in 2008 after review by the Committee of appropriate detailed back-up documentation and receipt of confirmation from management and the independent auditor that each non-audit service included in the schedule may be performed by the independent auditor under applicable SEC and professional standards.  Any services not included in the pre-approved schedule of services and fees were specifically pre-approved by the Committee.  To ensure prompt handling of unexpected matters, the Committee has delegated to the Chairman, and in his absence, to Mr. Baur, the authority to grant pre-approvals for services other than internal control related services, provided that any such pre-approvals must be presented to the full Committee at its next meeting.

In granting approval for a service, the Audit Committee (or the appropriate designated Committee member) considers the type and scope of service, the fees, whether the service is permitted to be performed by an independent auditor, and whether such service is compatible with maintaining the auditor’s independence.

Independent Auditor and Fees

Deloitte & Touche LLP (“Deloitte”) acted as the Company’s independent registered public accounting firm and audited the books, records, and accounts of the Company for the fiscal year ended December 31, 2008.  Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement or respond to appropriate questions.

The following table presents aggregate professional fees paid or accrued to our independent auditor during the 2008 and 2007 fiscal years and fees attributable to the audit of our financial statements for those years.  All services performed received pre-approval by the Audit Committee in accordance with its pre-approval policy.

	2008	2007

Audit Fees(1)	$634,870	$ 646,495
Audit-Related Fees(2)	0	3,770
Tax Fees(3)	316,553	364,139
All Other Fees	0	0
	$951,423	$1,014,404

(1)  Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, review of SEC filings, and the attestation of management’s report on the internal control of financial reporting.

(2)  Audit-related fees consisted principally of audits of employee benefit plans.

(3)  Tax fees related to tax compliance (tax returns, refunds, and payment planning) were $210,660 in 2008 and $243,444 in 2007.  Tax consultation and planning fees were $105,893 in 2008 and $120,695 in 2007; these fees provided, or are expected to provide, benefits to the Company in excess of the fees paid.

Executive Compensation

Compensation Discussion and Analysis

Overview

The Compensation Committee has overall responsibility for developing and administering our director and officer compensation policies.  This discussion and analysis is intended to complement and enhance an understanding of the compensation information presented in the tables that follow.  As used in this proxy statement, references to “named executive officers” mean the officers named in the Summary Compensation Table on page 21.

Compensation Objectives and Philosophy

Our executive compensation policies are intended to attract, motivate, and retain executive officers who have the capability to manage the Company’s day-to-day operations as it competes in the difficult business environment the paper industry has experienced in recent years and to assist the Board in the development and execution of strategic plans to increase shareholder value.  We seek to:

•

provide base salaries and benefits that are generally at the median level of peer group companies;

•

reward performance that increases shareholder value through increased earnings; and

•

align the long-term interests of our executive officers with the long-term interests of our shareholders.

Total Compensation and Peer Group Analysis

In determining total compensation levels, the Committee considers all forms of compensation, including cash compensation, retirement benefits, the cost of insurance and other benefits, and the number of previously awarded options, restricted stock, or restricted stock units.  Total compensation levels of our named executive officers is compared to peer group compensation information in order to assist the Committee in determining whether the objective of providing peer group median level base salaries and benefits is being met and to provide a general gauge of compensation levels.

Peer group information is derived from two sources:  a group of companies in the paper industry and a group of Wisconsin-based SEC-reporting companies operating in different industries.  Companies in each group are generally comparable in size to the Company.  The paper industry peer group included nine SEC-reporting paper industry companies whose revenues were between $.7 billion and $3.3 billion for the 2007 fiscal year.  Compensation comparisons were made for the CEO, CFO, and senior operating vice presidents of the Company, but no meaningful comparative data was available for the Company’s Executive Vice President, Administration.  The data for the Wisconsin manufacturing company peer group was compiled from compensation information filed with the SEC by seven companies headquartered in Wisconsin with revenues between $1.2 billion and $4 billion in 2007.  The Company’s revenue in 2007, the base year of the peer group data, was $1.2 billion.  In reviewing the peer group data and making compensation decisions, we gave primary weight to the paper industry peer group data.

The companies included in the peer groups are:

Paper Industry Peer Group	Wisconsin Manufacturer Peer Group

Buckeye Technologies, Inc.	A. O. Smith Corporation
Caraustar Industries, Inc.	Bemis Company, Inc.
Chesapeake Corporation	Briggs & Stratton Corporation
Greif, Inc.	The Manitowoc Company, Inc.
Neenah Paper, Inc.	Modine Manufacturing Company
P. H. Glatfelter Company	Plexus Corp.
Rayonier Timberlands LP	Regal-Beloit Corporation
Rock-Tenn Company
Schweitzer-Mauduit International, Inc.

Peer group data was compiled internally from information filed with the SEC, but was reviewed by an independent public accounting firm other than our auditors which issues an attestation report that the data presents, in all material respects, the published executive compensation amounts for each peer group company.

Elements of Our Executive Compensation Program

Base Salary and Benefits.  Our base salary and benefit program for executive officers is intended to provide basic economic security at a level that is generally at the median level for executive officers indicated in the peer group data.  Individual job performance is the single most important factor in our determination of increases in base salary.  In accordance with our committee charter, we primarily rely upon the annual assessment by the CEO with respect to the job performance of the CEO’s subordinate executive officers and our own review of the CEO’s performance.  Based on its review of these factors, the Committee increased each of the named executive officers’ base salaries in 2008 in recognition of these officers’ performance in 2007 and in order to maintain a competitive total compensation position in the marketplace. More specific information regarding each named executive officer’s 2008 base salary is provided in the Summary Compensation Table on page 21.  For 2009, the Committee considered general economic conditions as well as the specific business results of and conditions facing the Company, and it deferred salary increases for certain executive officers until July 1, 2009, and froze the base salary for our CEO.

In addition to base salaries, we provide employee benefits to executive officers and all other salaried employees that are consistent with benefits provided in the paper industry, including 401(k) and cash balance retirement plan benefits, health insurance, dental insurance, life and disability insurance, and other welfare benefits.  Our named executive officers participate in these plans on the same basis as other employees and are also provided certain other benefits (e.g., supplemental retirement plans) that are described in more detail below.

2008 Cash Incentive Compensation Plan.  We annually establish Company and individual performance targets under a Cash Incentive Compensation Plan for Executive Officers.  The plan is intended to reward performance that promotes the attainment by the Company of its strategic objectives of increasing shareholder value through increased earnings.  In addition to our named executive officers, all other salaried employees of the Company and its operating segments participate in the plan at various levels based on their positions and responsibilities within the Company.  Under the plan, named executive officers were entitled to receive incentive compensation based upon:

(1)

the level of achievement by the Company of goals for adjusted earnings per share as derived from targeted return on capital employed;

(2)

for executive officers with direct segment operating responsibility, achievement of targeted segment operating profits; and

(3)

the level of achievement of specified individual performance objectives.

The following table sets forth detailed information on the 2008 Cash Incentive Compensation Plan.

2008 Cash Incentive Compensation Plan for Executive Officers

							Individual
	Earnings Per Share(1)			Segment Operating Profits(2)			Objectives(3)		Total
				Targeted
	Targeted	Max.	Earned	Range of	Max.	Earned	Max.	Earned	Max.	Earned
	Range of	% of	% of	Operating	% of	% of	% of	% of	% of	% of
	EPS	Salary	Salary	Profits	Salary	Salary	Salary	Salary	Salary	Salary

Mr. Howatt	$.08–$.74	120%	21%	–	–	–	30%	26%	150%	47%

Mr. Doescher	$.08–$.74	95%	16%	–	–	–	30%	24%	125%	40%

Mr. Carlson	$.08–$.74	95%	16%	–	–	–	30%	22%	125%	38%

Mr. Davis	$.08–$.74	35%	6%	$ 0–25 M	60%	0%	30%	19%	125%	25%

Mr. Trettin	$.08–$.74	25%	4%	$(8)–7.5 M	50%	14%	25%	21%	100%	39%

(1)  For purposes of this plan, “earnings per share” means earnings per share as reported in the Company’s audited financial statements, excluding the impact of stock incentive expenses or credits, decreased by amounts representing base gains from timberland sales and adjusted for other extraordinary items (which included, for 2008, facility closure charges, one-time expenses associated with certain major capital projects, nonrecurring state tax benefits, and certain other items) as determined in the discretion of the Compensation Committee.  Incentive bonuses were 0% of base salary if earnings were below the targeted range of earnings per share and increased on a pro rata basis to the officer’s maximum of percentage of base salary at the top of the targeted range.

(2)  For purposes of this plan, “operating profits” means the segment operating profits as reported in connection with the Company’s audited financial statements adjusted for other extraordinary items (which included, for 2008, facility closure charges, one-time expenses associated with certain major capital projects, or other similar items) as determined in the discretion of the Compensation Committee.  Incentive bonuses were 0% of base salary if operating profits were below the targeted range for the officer’s respective operating segment’s targeted operating profit and increased on a pro rata basis to the officer’s maximum percentage of base salary at the top of the targeted range.

(3)  The types of individual performance objectives and the maximum incentive compensation that could have been earned in 2008 by our named executive officers under individual performance objectives are described in the following table:

	Maximum Incentive Compensation
Individual Performance Objective	As a Percentage of Base Salary
	Mr.	Mr.	Mr.	Mr.	Mr.
	Howatt	Doescher	Carlson	Davis	Trettin

• Achievement of targeted levels of working capital
efficiencies on Company or segment basis	7%	8%	4%	5%	4%

• Achievement of targeted objectives for cost containment	–	4%	4%	5%	4%

• Achievement of targeted increase in operating efficiencies	8%	–	–	5%	4%

• Achievement of new product revenue and profitability targets	8%	–	–	–	3%

• Achievement of targeted improvements for sales growth
and product mix	–	–	–	9%	7%

• Achievement of targeted composite internal rate of return
on capital projects approved in 2008	7%	5%	–	–	3%

• Achievement of targeted volume and valuation relating to
sales of timberlands	–	–	8%	–	–

• Achievement of various objectives for organizational development,
labor contract negotiations, disposal of assets, and strategic direction	–	13%	14%	6%	–

2009 Cash Incentive Compensation Plan.  The 2009 Cash Incentive Compensation Plan formula has remained the same as the formula for 2008; however, the range of adjusted earnings per share is from $.03 to $.68, rather than from $.08 to $.74.

2008 Equity Incentive Compensation Plan.  Equity compensation is intended to align the long-term interests of our executive officers and shareholders.  Although equity awards have an inherent element of long-term incentive compensation, awards have been tied in recent years to a one-year performance horizon to make the awards meaningful in light of the recent volatility and unpredictability of the Company’s earnings under the business conditions in which the paper industry has operated.  In this environment, we consider annual incentive plans to be the most effective approach to equity-based incentive compensation.  In connection with our determination of the size of equity incentive awards, we review the grant practices of peer group companies.

The 2008 Equity Incentive Compensation Plan established three tiers of Company performance, based on targeted levels of return on capital employed.  Equity awards attributable to the 2008 fiscal year consisted of a combination of restricted stock units at Tier I and Tier III and options at Tier II, with vesting at each tier dependent upon the Company’s satisfaction of the return on capital employed targets.  Restricted stock units are intended to provide a direct and immediate long-term interest that will increase in value over time, while options retain a greater element of uncertainty due to market value fluctuations, and our executive officers recognize a value with options only if and to the extent that the value of the Company’s common stock increases.  Because of the differing attributes of restricted stock units and options, we used both forms of equity incentive in making awards under the 2008 Equity Incentive Compensation Plan.

The following table sets forth detailed information on the 2008 Equity Incentive Compensation Plan.

2008 Equity Incentive Compensation Plan

	Tier I		Tier II		Tier III
	ROCE of at least 3%(1)(2)		ROCE between 8% and 13%(1)		ROCE of 13% or higher(1)
	Restricted Stock Units		Options		Restricted Stock Units
	Granted	Earned	Granted	Earned	Granted	Earned

Mr. Howatt	34,826	34,826	80,000	0	29,851	0
Mr. Doescher	12,313	12,313	26,400	0	10,261	0
Mr. Carlson	14,179	14,179	30,400	0	11,816	0
Mr. Davis	12,873	12,873	27,600	0	10,728	0
Mr. Trettin	9,391	9,391	20,133	0	7,512	0

(1)  Return on capital employed is derived from earnings before interest and taxes (EBIT) as reported in the Company’s audited financial statements, decreased by amounts representing base gains from timberland sales, and adjusted for other extraordinary items (which included, for 2008, facility closure charges and one-time expenses associated with certain major capital projects) as determined in the discretion of the Compensation Committee.  Capital employed is calculated from the average value of working capital and net plant, property, and equipment as reported in the Company’s audited financial statements.

(2)  Dividend equivalents in the form of additional stock units are earned on each award.

2009 Equity Incentive Compensation Plan.  We have made certain changes to the Equity Incentive Compensation Plan for the 2009 fiscal year.  For example, rather than using tiered thresholds for return on capital employed targets, the equity incentive is tied to a specified percentage of base pay, and 75% of the potential award is tied to Company performance as measured by return on capital employed, with the actual award prorated based on the level of return on capital employed that is achieved.  The remaining 25% of the incentive opportunity has been allocated to a retention component, which vests over time as long as the executive officer remains employed by the Company in the same position or in a position of greater authority.  All awards under the 2009 Equity Incentive Compensation Plan will also be grants of restricted stock units, rather than options, as we believe that grants of restricted stock units will better balance our desire to provide our executive officers with awards that have a direct and immediate value, while still aligning the long-term interests of these officers with those of our shareholders.

Other Equity Awards.  We typically award equity (options, restricted stock, or restricted stock units) at the time a named executive officer is first appointed to an executive officer position.  From time to time we may also grant other awards of options, restricted stock, or restricted stock units that are neither tied to a named executive officer’s initial appointment nor subject to vesting conditions based upon the financial performance of the Company.  We have not established formal criteria with respect to the size or frequency of grants that are not part of an incentive plan, but may consider a variety of factors, including our subjective determination of the performance and contributions of the officer, the Company’s financial performance relative to the industry, and our goal of aligning the long-term interests of officers and shareholders.

Timing of Equity Awards.  We approve equity-based incentive awards promptly following the close of the fiscal year so that compensation expense in connection with any awards is recognized in the year to which the performance goals relate.  The timing of other equity awards is tied to the occurrence of specific hiring or promotion events.  In each case, awards are made on the date of appointment or at the next subsequent scheduled Committee meeting.  We do not engage in any plan or practice to coordinate the timing of equity awards with the release of material non-public information.

Stock Ownership Guidelines and Retention.  We have adopted stock ownership guidelines for all corporate and divisional (segment) officers.  Named executive officers are required to own stock having a value equal to the following specified multiples of base salary within 5 years of hire or promotion to a position as a corporate or divisional officer:

Title	Multiple of Base Salary
CEO	3.0
Executive Vice President	2.0
Senior Vice President	1.5

The value of stock held is determined by shares directly or indirectly held, vested common stock equivalents (restricted stock, etc.), vested stock options, and shares held in qualified retirement plan accounts.  The CEO and CFO have each attained the required level of ownership, and all other named executive officers have attained the minimum level or are on pace to attain such level within the specified period.  In addition to the stock ownership guidelines, for many years the CEO has shared an expectation with executive officers that equity awards are to be viewed as a long-term equity accumulation plan.  In the past five years, for example, no stock attributable to equity awards has been disposed of by our executive officers except in connection with the payment of income tax liabilities attributable to such awards or in anticipation of retirement.

Supplemental Retirement Plans.  The Company currently maintains three supplemental retirement plans (the “SERPs”).  The SERPs are intended to provide retirement benefits on compensation in excess of the Internal Revenue Code’s limitation on compensation that may be taken into account under tax-qualified retirement plans.  These plans are therefore intended to place the named executive officers in a comparable position with other salaried employees with respect to the proportion of retirement income to be paid in relationship to compensation.  Benefits under the SERPs create a long-term continuity of interest with the Company as a result of the vesting schedule, and the unfunded nature of the SERPs offers significant personal incentive with respect to maintaining the soundness of the Company’s financial condition.  The SERPs are intended to provide benefits comparable to those provided to other paper industry executives included in the peer group.  The Pension Benefits table and accompanying footnotes on page 25 contain detailed information about benefits under the SERPs.  The following descriptions provide some additional details:

•

Traditional SERP.  For many years, the Company had maintained a supplemental retirement plan (the “Traditional SERP”) that was intended to provide deferred compensation to the Company’s executive officers .  Executive officers became participants in the Traditional SERP as of the first day on which the officer was employed in by the Company in an executive officer capacity.  The Company’s CEO and the other named executive officers are currently the only participants in the Traditional SERP.  The Committee amended the Traditional SERP to close participation to new participants effective June 12, 2008.

•

2008 SERP.  Effective June 12, 2008, the Company adopted the 2008 Supplemental Retirement Plan (the “2008 SERP”) for participation by executive officers that are designated by the Committee for participation.  The 2008 SERP was intended to provide the Committee with greater flexibility and discretion regarding participation, benefit levels, and vesting requirements.  Current participants in the Traditional SERP are not eligible to participate in the 2008 SERP, and no other executive officer of the Company currently participates in the 2008 SERP.

•

2009 Defined Contribution SERP.  On October 17, 2008, the Committee adopted the 2009 Defined Contribution Supplemental Retirement Plan (the “2009 Defined Contribution SERP”) to provide supplemental retirement benefits to executive officers beginning in 2009.  Participation under the 2009 Defined Contribution SERP will be subject, in all cases, to the discretion of the Committee.  Current participants in the Traditional SERP are not eligible to participate in the 2009 Defined Contribution SERP.  Under the 2009 Defined Contribution SERP, participants will receive an annual Company contribution equal to 8.5% of compensation in excess of the IRS limit for qualified plans (currently $230,000), plus 13% of cash incentive compensation.  A participant’s account will be credited with interest at a rate equal to the prime rate of interest in effect on the first day of each calendar quarter.  Participants will vest upon completing 10 years of service as a participant (including prior service as a direct report to the CEO) and attaining age 55, although the Committee has discretion to specify other age or service requirements.  Accounts are distributable beginning on the date following termination, which is selected by the participant, but not later than age 65.  Distribution can be made in a lump sum or in various installments over a period selected by the participant, but not in excess of 120 monthly installments.  The plan is unfunded and contains forfeiture provisions in the event a participant violates confidentiality or restrictive covenant provisions or incurs a termination of employment for cause.

Deferred Compensation Plan.  During most of 2008, executive officers were eligible to participate in a deferred compensation plan under which they could elect to defer up to 50% of base salary and 100% of incentive compensation.  The accounts of participants were credited with interest at the prime rate of interest in effect on the first day of each calendar quarter.  The plan was unfunded, and participation in the plan was intended to align the interests of participants with the long-term interests of shareholders in maintaining the financial strength and well-being of the Company.  Administration of the Deferred Compensation Plan had become increasingly complex, however, and few eligible employees participated under the plan in recent years.  With these factors in mind, the Committee terminated the plan on December 17, 2008, so that deferrals are no longer permitted.  The benefits of all Deferred Compensation Plan participants will be distributed in a single lump sum on December 21, 2009.  Specific information on amounts deferred and interest credited to participants under the deferred compensation program can be found in the Nonqualified Deferred Compensation table on page 26.

Perquisites.  Each named executive officer may receive a country club membership and an allowance for professional fees.  Relocation expenses are reimbursed in accordance with a Company program for salaried employees.  While named executive officers may use the Company plane for personal travel when it is not in use on Company business, actual use has been very limited.  We do not consider perquisites to be a material element of the compensation program for executive officers.

Termination and Change in Control Arrangements.  The Company does not maintain any employment or change in control agreements for its executive officers.  We anticipate that if circumstances arise in which such arrangements may be appropriate to retain executive officers, we will give due consideration to implementing appropriate arrangements.

Upon a change in control of the Company, all equity awards under the 2000 Stock Incentive Plan will become fully vested and we will have the discretion to cancel outstanding options and make a lump sum cash payment to optionees.  See “Termination and Change in Control Arrangements” on page 27.  We do not consider change in control or severance arrangements to be a material element of the compensation program for executive officers.

Tax Considerations.  We are aware that, except for certain plans approved by shareholders, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductions to $1 million for compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year.  We review this limit and its application to the compensation paid to our executive officers as part of our overall compensation policy.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement.  On the basis of our review and discussions, we have recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008, and this proxy statement.

Compensation Committee

David B. Smith, Jr. (Chairman)

Andrew N. Baur

Gary W. Freels

G. Watts Humphrey, Jr.

Summary Compensation Table for 2008

The following table sets forth the compensation awarded to, earned by, or paid by us and our subsidiaries during the year ended December 31, 2008, to our principal executive officer, principal financial officer, and the four most highly compensated other executive officers as of December 31, 2008, whose total compensation exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)

Thomas J. Howatt,	2008	$800,000	$0	$368,127	$0	$374,080	$974,614	$ 9,142(4)	$2,525,963
President and CEO	2007	$771,020	$0	$107,401	$0	$764,463	$917,820	$ 44,620	$2,605,324
	2006	$702,917	$0	$ 98,999	$0	$604,368	$744,118	$ 48,574	$2,198,976

Scott P. Doescher,	2008	$330,000	$0	$ 67,228	$0	$131,456	$250,473	$ 5,865(4)	$ 785,022
Senior Vice President,	2007	$301,020	$0	$ 33,773	$0	$249,194	$ 85,744	$ 6,660	$ 676,391
Finance,	2006	$271,250	$0	$ 39,560	$0	$184,572	$ 93,914	$ 7,202	$ 596,498
Secretary and Treasurer

Stuart R. Carlson,*	2008	$380,000	$0	$113,999	$0	$144,723	$524,972	$ 43,155(4)	$1,206,849
Executive Vice President,	2007	$360,680	$0	$ 43,198	$0	$296,316	$400,148	$ 7,593	$1,107,935
Administration	2006	$335,083	$0	$ 40,083	$0	$250,458	$302,846	$ 7,364	$ 935,834

Albert K. Davis,*	2008	$345,000	$0	$103,499	$0	$ 87,820	$196,401	$ 43,291(4)	$ 776,011
Executive Vice President,	2007	$325,680	$0	$ 39,003	$0	$204,786	$275,294	$ 5,738	$ 850,501
Specialty Products	2006	$296,250	$60,000	$ 35,399	$0	$154,183	$314,383	$ 5,610	$ 865,825

Daniel R. Trettin	2008	$302,000	$0	$ 52,052	$ 72,240(1)	$116,648	$130,597	$ 5,865(4)	$ 679,402
Senior Vice President,	2007	$290,408	$0	$ 14,441	$154,270	$102,837	$681,638	$ 42,996	$1,286,590
Printing & Writing

*    Retired as of December 31, 2008

(1)  The amounts indicated with respect to 2008 represent the dollar amount, without any reduction for risk of forfeiture, recognized pursuant to FAS 123R in 2008 for financial reporting purposes for awards of restricted stock, restricted stock units, and stock options.  Amounts may include awards for more than one year and may also vary by individual as retirement eligibility also affects the amount of expense recognized.  The recognition of expense relating to restricted stock and restricted stock units is also affected by the current probability of meeting or exceeding performance targets (other than with respect to certain restricted stock units granted to Mr. Howatt in his capacity as a director).  Please review the table on page 18 regarding restricted stock, restricted stock unit and option awards earned in 2008.  All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company’s stock price performance and the period of service of the executive.  Additional information concerning the recognition of compensation expense and the assumptions used in the calculation of compensation expense attributable to these awards is set forth in Note 8 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2008.

(2)  Cash incentive compensation earned by officers based on the 2008 Company financial performance and satisfaction of individual performance objectives under the 2008 Cash Incentive Compensation Plan.

(3)  The amounts indicated represent the change in the actuarial present value in 2008 of each officer’s accrued retirement benefit:

	Change in Pension Value
	Retirement Plan	Supplemental Retirement Plan
Mr. Howatt	$36,431	$938,183
Mr. Doescher	$35,837	$214,636
Mr. Carlson	$42,541	$482,431
Mr. Davis	$69,917	$126,484
Mr. Trettin	$14,644	$115,953

The amounts indicated also include an increase in actuarial present value of $10,647 with respect to Mr. Howatt under the director retirement plan.

(4)  Contributions of $5,865 under 401(k) plan, credits payable under the Company’s flexible benefit plan of Mr. Howatt, $3,277; Mr. Carlson, $752; and Mr. Davis, $4,253, and accrued vacation paid at the retirement of Mr. Carlson, $36,538; and Mr. Davis, $33,173.

Grants of Plan-Based Awards for 2008

The following table indicates potential cash incentive compensation under our incentive plans based on 2008 performance and equity awards granted in 2008.  Actual cash incentive compensation earned in 2008 is included in the Summary Compensation Table on page 21.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas J. Howatt	–	$208,000	–	$1,200,000	–	–	–	–	–	–	–
	1/7/08	–	–	–	34,826	114,826	144,677	–	–	$ 8.04	$734,403

Scott P. Doescher	–	$ 85,800	–	$ 412,500	–	–	–	–	–	–	–
	1/7/08	–	–	–	12,313	38,713	48,974	–	–	$ 8.04	$252,247

Stuart R. Carlson	–	$ 98,800	–	$ 475,000	–	–	–	–	–	–	–
	1/7/08	–	–	–	14,179	44,579	56,395	–	–	$ 8.04	$290,472

Albert K. Davis	–	$ 89,700	–	$ 431,250	–	–	–	–	–	–	–
	1/7/08	–	–	–	12,873	40,473	51,201	–	–	$ 8.04	$263,720

Daniel R. Trettin	–	$ 63,400	–	$ 302,000	–	–	–	–	–	–	–
	1/7/08	–	–	–	9,391	29,524	37,036	–	–	$ 8.04	$189,857

(1)  Amounts represent 2008 incentive compensation that could have been earned if 2008 financial and/or individual performance requirements under the 2008 Cash Incentive Compensation Plan for executive officers had been attained.  The plan did not set a specific target level, but instead established potential payments based on satisfaction of individual performance objectives, the return on capital employed achieved within a range of 3% to 13%, and, in the case of certain officers, the segment operating profits achieved within a specified range.  Amounts indicated as “Threshold” reflect historic average payouts of 26% of base salary (21% for Mr. Trettin) for achievement of individual performance objectives with no payment based on Company or segment performance.  Amounts indicated as “Maximum” represent amounts that would have been payable upon achievement of all individual objectives and achievement of return on capital employed and segment operating profits at or above, in each case, the top of the range.  See “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – 2008 Cash Incentive Compensation Plan.”

(2)  Awards under 2008 Equity Incentive Compensation Plan.  Awards under “Threshold” represent restricted stock units, awards under “Target” and “Maximum” include restricted stock units included under “Threshold” with the balance of the award representing restricted stock and stock options.  Dividend equivalents in the form of additional restricted stock units are earned on each award and are paid at distribution of award.  See “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – 2008 Equity Incentive Compensation Plan.”

(3)  Amounts indicated represent the grant date fair value of restricted stock units ($8.04) and options ($2.68) as determined pursuant to FAS 123R.  Additional information concerning the assumptions used in determining the grant date fair value of these awards is set forth in Note 8 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2008.

Cash Incentive Compensation.  Cash incentive compensation awards are made under the 2009 Cash Incentive Compensation Plan for Executive Officers.  Incentive compensation based on Company performance takes into account earnings per share and segment operating profits based upon the position and job responsibilities of the individual named executive officer.  Incentive compensation attributable to the attainment of earnings per share can be earned within a range of targeted return on capital employed of between 3% and 13%, with the maximum incentive being attained at a return of 13%.  Operating profit ranges established for each of our business segments are determined by the plan’s range of return on capital employed.  Due to differences in market conditions, product mix, and economic conditions for each of our segments, operating profit ranges vary significantly among the segments.  We expect that the earned incentive compensation attributable to segment operating profits will not attain the maximum incentive amount in 2009.

2000 Stock Incentive Plan.  All awards of restricted stock units and stock options are made under the terms of the 2000 Stock Incentive Plan, including all awards made to the Company’s annual performance-based equity plans and all other individual grants.  Equity awards under the plan are granted subject to such performance-based or service conditions as the Committee determines to be appropriate under the circumstances.  Restricted stock units may be settled in cash in the discretion of the Committee.  Under current policy, performance-based restricted stock units may, at the election of the grantee, be settled in cash to the extent of the grantee’s tax withholding liability.  Options may be awarded for a maximum term of 10 years at an exercise price not less than the closing price of our stock on the date of grant.  Options must be exercised within 90 days of the termination of employment for reasons other than retirement, death, or disability, in which cases, extended exercise periods of up to one year (in case of death) or two years (in case of retirement) apply.  See “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – 2008 Equity Incentive Compensation Plan,” page 17, for more information on awards under the 2008 Equity Incentive Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Thomas J.	50,000	–	–	$12.36	12/16/25	12,000(10)	$137,280	–	–
Howatt	10,000	–	–	$13.69	04/21/25
	50,000	–	–	$17.40	12/17/24
	6,000	–	–	$10.71	12/13/21
	15,000	–	–	$ 8.97	08/07/20
	350,000	–	–	$ 8.97	08/07/20
	86,205	–	–	$15.88	01/23/19
	5,000(1)	–	–	$17.69	10/16/16
	6,250(2)	–	–	$18.51	10/18/15
	18,750(3)	–	–	$18.51	09/01/15
	9,168	–	–	$17.12	04/01/13
	2,444(4)	–	–	$13.13	02/19/12
Scott P.	–	–	–	–	–	12,812(11)	$146,569	–	–
Doescher	25,000	–	–	$12.36	12/16/25
	6,000	–	–	$10.71	12/13/21
	95,000	–	–	$13.00	05/01/21
	5,000	–	–	$17.16	12/17/18
Stuart R.	25,000	–	–	$12.36	12/31/10	–	–	–	–
Carlson	6,000	–	–	$10.71	12/31/10
	25,000	–	–	$ 9.31	12/31/10
	29,600	–	–	$15.88	12/31/10
	28,000	–	–	$ 8.75	12/31/10
	15,400	–	–	$12.99	12/31/10
	15,400	–	–	$11.36	12/31/10
	15,400	–	–	$ 9.74	12/31/10
Albert K.	25,000	–	–	$12.36	12/31/10	–	–	–	–
Davis	6,000	–	–	$10.71	12/31/10
	71,513	–	–	$ 9.31	12/31/10
	2,000(5)	–	–	$17.69	12/31/10
	3,125(6)	–	–	$18.51	12/31/10
	6,250(7)	–	–	$18.51	12/31/10
	2,444(8)	–	–	$13.13	12/31/10
	14,668	–	–	$12.68	12/31/10
Daniel R.	–	–	–	–	–	9,772(11)	$111,792	–	–
Trettin	50,000	25,000(9)	–	$13.90	11/06/26

(1)  Does not include dividend equivalents with respect to 1,851 shares which are payable only in cash upon exercise and with a value of $21,185 at 12/31/08.

(2)  Does not include dividend equivalents with respect to 2,403 shares which are payable only in cash upon exercise and with a value of $27,499 at 12/31/08.

(3)  Does not include dividend equivalents with respect to 7,278 shares which are payable only in cash upon exercise and with a value of $83,271 at 12/31/08.

(4)  Does not include dividend equivalents with respect to 1,061 shares which are payable only in cash upon exercise and with a value of $12,142 at 12/31/08.

(5)  Does not include dividend equivalents with respect to 740 shares that are payable only in cash upon exercise and with a value of $8,472 at 12/31/08.

(6)  Does not include dividend equivalents with respect to 1,201 shares that are payable only in cash upon exercise and with a value of $13,749 at 12/31/08.

(7)  Does not include dividend equivalents with respect to 2,426 shares that are payable only in cash upon exercise and with a value of $27,754 at 12/31/08.

(8)  Does not include dividend equivalents with respect to 1,061 shares that are payable only in cash upon exercise and with a value of $12,142 at 12/31/08.

(9)  The options vest on November 6, 2009.

(10) Award of restricted stock that vests in increments of 6,000 shares each year; i.e., 6,000 shares will vest on December 31, 2009, and 6,000 shares will vest on December 31, 2010.

 (11) Performance conditions relating to the Company’s financial performance in 2008 were met.  Vesting remains subject to the officers’ continued employment as an executive officer (except in cases of retirement, death, or disability) through December 31, 2009.  Amounts indicated include shares attributable to dividend equivalents earned on the award.

Option Exercises and Stock Vested in 2008

The following table indicates restricted stock units that vested and options exercised by our named executive officers in 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Thomas J. Howatt	–	–	36,238(1)	$414,563
Scott P. Doescher	–	–	2,538(2)	$ 29,035
Stuart R. Carlson	–	–	14,754(1)	$168,786
Albert K. Davis	–	–	13,395(1)	$153,239
Daniel R. Trettin	–	–	2,045(2)	$ 23,395

(1)  Represents vesting of restricted stock units upon satisfaction of financial performance conditions for the 2008 fiscal year and satisfaction of service requirements by officers in 2008 due to attainment of vested retirement age.  Includes additional units earned on award as dividend equivalents.  Units are distributed upon completion of required service period (December 31, 2009) or, if earlier, the participant’s retirement date.

(2)  Represents vesting of restricted stock units upon satisfaction of financial performance conditions for the 2007 fiscal year and units eligible for distribution after satisfaction of service requirements on December 31, 2008.  Includes additional units earned on award as dividend equivalents.

Pension Benefits for 2008

The following table presents information concerning actuarially determined retirement benefits of our named executive officers as of the pension plan measurement date used for our 2008 financial statement reporting.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name(1)	(#)	($)(1)	($)
Thomas J. Howatt	Retirement Plan	28	$ 774,050	$0
	Supplemental Retirement Plan	16(2)	$5,369,518	$0

Scott P. Doescher	Retirement Plan	23	$ 323,550	$0
	Supplemental Retirement Plan	7(2)	$ 870,568	$0

Stuart R. Carlson	Retirement Plan	17	$ 363,717	$0
	Supplemental Retirement Plan	17(2)	$2,933,851	$0

Albert K. Davis	Retirement Plan	28	$ 833,791	$0
	Supplemental Retirement Plan	8(2)	$1,590,136	$0

Daniel R. Trettin	Retirement Plan	2	$ 27,828	$0
	Supplemental Retirement Plan	2(2)	$ 784,498	$0

(1)  See Note 6 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2008, for a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accumulated benefit.

(2)  Includes service only as an executive officer.

Retirement Plan.  Our tax-qualified retirement plan covers all salaried employees and bases a participant’s pension on the value of a hypothetical account balance in the plan.  A participant will receive an annual credit to his account equal to 4.25% of salary and incentive compensation up to the Social Security taxable wage base and 8.5% of the salary and incentive compensation in excess of the taxable wage base up to the IRS taxable wage base limitation ($230,000 in 2008), plus an interest credit on all prior accruals equal to a rate determined under the Internal Revenue Code.  Benefits may be paid in lump sum or other actuarial equivalent form by converting the hypothetical account balance credits into small life annuity form payable at normal retirement age (65).  Participants become eligible for early retirement upon completion of at least ten years of service and attainment of age 55.  Benefits paid prior to normal retirement age are reduced to the actuarial equivalent of the normal retirement benefit.  Mr. Howatt, Mr. Carlson, and Mr. Davis are eligible for early retirement under the plan, and Mr. Carlson and Mr. Davis have each retired as of December 31, 2008.

Supplemental Retirement Plan.  Executive officers also participate in the nonqualified SERP under which benefits are determined by compensation without regard to limitations contained in the retirement plan.  For most executive officers, the SERP will provide an executive officer with a retirement benefit equal to 50% of his average salary and bonus upon retirement at age 62 with early retirement benefits payable at age 55.  No benefits vest unless the participant is employed as an executive officer at age 55 and has completed ten years of service as an executive officer.  The Committee has authorized participation in the plan by certain newly hired executive officers who will not satisfy the plan’s vesting requirements at normal retirement age.  In such cases, the plan will provide a prorated benefit based upon actual service less than ten years.  Mr. Davis, who first became an executive officer at age 53, participates in the plan under the terms of an agreement that provides him with prorated benefits based upon actual service.  Mr. Trettin, who first became an executive officer at age 56, participates under an agreement that provides for a normal retirement benefit equal to 20% of his average salary and bonus after completion of five years of service as an executive officer.  The SERP provides for an offset of benefits payable under the retirement plan.  Accrued benefits under the SERP will be paid in a lump sum in the event of a change in control of the Company, as defined in the SERP.  Mr. Howatt, Mr. Carlson, and Mr. Davis were eligible for early retirement under the SERP, as of December 31, 2008, and Mr. Carlson and Mr. Davis retired as of that date.

Nonqualified Deferred Compensation for 2008

Except as noted for Mr. Howatt, the following table presents information concerning deferred compensation benefits of our named executive officers under executive officer deferred compensation plans.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance
	Last FY	Last FY	FY	Distributions	at Last FYE
Name	($)(1)	($)	($)(1)	($)	($)(2) (3)
Thomas J. Howatt	$382,232	$ 0	$235,768(2)	$ 0	$3,484,722

Scott P. Doescher	$ 0	$ 0	$ 22,056	$ 0	$ 404,414

Stuart R. Carlson	$317,741	$ 0	$ 80,139	$ 5,042	$1,585,722

Albert K. Davis	$ 0	$ 0	$ 25,018	$458,731	$ 0

Daniel R. Trettin	$102,837	$ 0	$ 6,368	$ 0	$ 133,819

(1)  All amounts are included in the Summary Compensation table as compensation reported for current fiscal year.  No aggregate earnings are included in the Summary Compensation Table.

(2)  Except with respect to Mr. Howatt, represents year-end balances under executive officer deferred compensation plans.  Mr. Howatt’s balance includes 22,592 common stock equivalents with a value of $258,463 under Directors’ Deferred Compensation Plan.  Mr. Howatt’s account in directors’ plan is invested solely in common stock equivalents.  Aggregate earnings includes a gain of $55,745 with respect to the directors’ plan based on year-end value of dividend equivalents paid on Mr. Howatt’s accumulated balance and the common stock equivalents allocated to Mr. Howatt’s account.

(3)  The amount of the aggregate balance that had previously been reported as compensation in the Summary Compensation Table for 2007 and 2006 is:

Thomas J. Howatt	$1,396,174
Scott P. Doescher	$ 87,893
Stuart R. Carlson	$ 596,269
Albert K. Davis	$ 0

Daniel R. Trettin	$ 102,837

Executive Officer Deferred Compensation Plans.  Our 2005 Executive Deferred Compensation Plan permits an executive officer of the Company to elect to defer up to 50% of his base salary and 100% of his incentive compensation.  A similar plan was maintained through 2004 and aggregate balance information includes both plans.  The amounts deferred are credited with interest at the prime rate, adjusted quarterly, from the date of deferral.  A participant’s accrued balance is distributed on a date elected by the participant subject to certain limitations provided for in the plan.  Distribution will be made pursuant to an installment method of up to 120 months, or in a lump sum, as elected by the Participant.  Due to the plan’s termination on December 17, 2008, all accrued balances remaining on December 21, 2009, will be distributed in a single lump sum on that date.  No deferrals could be made after December 17, 2008, but interest continues to accrue on accrued balances until such balances are distributed.  The plan is unfunded.

Termination and Change in Control Arrangements

No executive officers of the Company are covered by employment or change in control agreements that provide for payments of benefits not available to all other salaried employees of the Company, although certain of the Company’s equity or retirement plans provide for the full vesting and cash out or acceleration of benefits (in certain instances) otherwise due under the plans.

Under the term of the SERP, upon a termination of employment following a change in control of the Company, the executive officers will be fully vested in their accrued normal retirement benefit.  In addition, if the circumstances surrounding the change in control meet the definition of “change in control” under the Internal Revenue Code rules for nonqualified deferred compensation plans, the executive officer will receive the lump sum present value of the executive’s accrued normal retirement benefit.  In addition, under the directors’ and executive officers’ deferred compensation plans, upon a termination of employment within one year of a change in control, which also meets the definition of “change in control” under the Internal Revenue Code rules for nonqualified deferred compensation plans, the entire balance of the officer’s account will be distributed in a lump sum.

All equity awards vest upon retirement or a change in control of the Company and the value of all restricted stock units, stock appreciation rights, and dividend equivalents will be distributed.  The Compensation Committee has the discretion to cancel stock option awards outstanding under the plan in the event of a change in control and to pay the holders of such cancelled options a lump sum cash payment equal to the excess of (1) the greater of (a) highest price in any tender or exchange offer for the Company’s stock resulting in the change in control, or (b) the highest fair market value of the Company’s stock on any day in the 60-day period ending on the effective date of the change in control over (2) the exercise price of the options.  Stock appreciation rights and dividend equivalents may also be exercisable at the election of the holder according to the same formula described in the preceding sentence.

For purposes of these plans, a “change in control” of the Company means:

•

the acquisition of 20% or more of the Company’s common stock by a person or group (excluding stock acquired from the Company or acquired by an employee benefit plan sponsored by the Company);

•

a change in the composition of the Board so that the incumbent directors on the effective date of the plan (or the successive directors approved by them) no longer constitute a majority of the directors;

•

shareholder approval of a merger in which (1) the Company’s shareholders will beneficially own less than 60% of the shares of the new combined entity in substantially the same proportion as shares of the Company were beneficially owned immediately prior to the merger, (2) any person will own at least 25% of the stock of the combined entity, and (3) less than a majority of the members of the board of directors of the new entity were members of the Board at the time the agreement was signed or approved by the Board; and

•

shareholder approval of a liquidation or dissolution of the Company.

Certain of the plans include exceptions that permit certain descendants or family members of Aytchmonde P. Woodson or David B. Smith to acquire up to 35% of the stock of the Company before a change in control would be triggered by these provisions.

Amounts that would have been payable to named executive officers under the SERP and the deferred compensation plans had a termination of employment (including one related to change in control) occurred on December 31, 2008, are indicated, respectively, in the “Present Value of Accumulated Benefit” column in the Pension Benefits table on page 25 and in the “Aggregate Balance at Last FYE” column in the Nonqualified Deferred Compensation table on page 26.  All stock option, stock appreciation rights, and dividend equivalents held by our named executive officers on December 31, 2008, were vested.  The following table indicates the value of all restricted stock units that would have vested upon the retirement, death, or disability of our named executive officers on December 31, 2008, and additional amounts that would have been paid to our named executive officers with respect to stock options, restricted stock units, stock appreciation rights, and dividend equivalents, assuming the Committee elected to cancel all outstanding stock options, upon a change in control and termination of employment of the officers that was effective as of December 31, 2008.

	Potential Payments
	Retirement, Death, or Disability	Termination Following Change in Control
Name	Restricted Stock(1)			SARs and
		Options(3)	Restricted Stock(4)	Dividend Equivalents(3)
Thomas J. Howatt	$137,280	$96,460	$140,400	$3,275
Scott P. Doescher	$146,569(2)	$ 1,560	$149,907	–
Stuart R. Carlson	$ 0	$23,348	$ 0	–
Albert K. Davis	$ 0	$20,153	$ 0	$1,412
Daniel R. Trettin	$111,792(2)	$ 0	$114,332	–

(1)  Based on closing price of Company stock on December 31, 2008 ($11.44).

(2)  In the event of a retirement, these amounts will not be vested until the officer becomes eligible for retirement under the terms of the 2000 Stock Incentive Plan.  In the event of death or disability, these amounts would be fully vested under the terms of the agreement.

(3)  All options were vested at December 31, 2008.  Amount shown represents additional amount named executive officers would be entitled to receive under the change in control provisions applicable to such awards.  Change in control benefit represents additional value attributable to deemed exercise at highest Company stock price in the 60-day period preceding December 31, 2008 ($11.70) compared to price at which executive could have exercised vested award at December 31, 2008, in absence of a change in control ($11.44).

(4)  Represents additional value named executive officers would be entitled to receive over the exercise value of vested restricted stock awards at December 31, 2008, under the change in control provisions applicable to such awards and attributable to deemed exercise at highest Company stock price in the 60-day period preceding December 31, 2008 ($11.70) compared to price at which executive could have exercised vested award at December 31, 2008, in absence of a change in control ($11.44).

Other Matters

Costs of Solicitation

In addition to solicitation by mail, our officers, directors, and regular employees may solicit proxies in person or by telephone, facsimile, electronic mail, or other forms of communication.  Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries, and other nominees in forwarding proxy material to beneficial owners of our common stock, will be borne by us.

Proxy Statement and Other Shareholder Proposals

Any shareholder who intends to present a proposal at the annual meeting to be held in 2010 must deliver the written proposal to the Secretary of the Company at our office in Mosinee, Wisconsin:

•

not later than November 16, 2009, if the proposal is submitted for inclusion in our proxy materials for the 2010 meeting pursuant to Rule 14a-8 under the Exchange Act; or

•

on or after January 16, 2010, and on or before February 15, 2010, if the proposal is submitted pursuant to our bylaws, in which case we are not required to include the proposal in our proxy materials.

Shareholders may present a proposal at the 2009 annual meeting for consideration only if proper notice of the proposal has been given in accordance with one of these requirements.  Nominations for director made from the floor at the annual meeting of shareholders to be held in 2009 require advance notice in accordance with the bylaws.

Householding of Annual Meeting Materials

In accordance with notices sent to shareholders who share the same address, we are sending only one annual report and proxy statement to that address unless we receive contrary instructions from any shareholder at that address.  This practice, which is called “householding,” is designed to reduce our printing and postage costs and the volume of duplicate information you receive.  We expect that most banks, brokers, and other nominee record holders will also “household” proxy statements and annual reports for shareholders whose accounts are held in street name.  Each shareholder will continue to receive a separate proxy card.  We will promptly deliver a separate copy of our proxy statement or annual report to any shareholder upon written or oral request to the Secretary, Wausau Paper, 100 Paper Place, Mosinee, WI 54455-9099, telephone:  (715) 693-4470.

Shareholders holding stock in their own name who wish to either request or discontinue householding may contact the Secretary of the Company at the address or telephone number listed in the preceding paragraph.  Shareholders whose shares are held in street name and who wish to request or discontinue householding, should contact their bank, broker, or other nominee record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 16, 2009:

This proxy statement and the 2008 Annual Report to Shareholders are available for viewing, printing, and downloading at wausaupaper.com.

We will furnish to any shareholder (without charge) a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, except for exhibits, upon written or oral request to the Secretary, Wausau Paper Corp., 100 Paper Place, Mosinee, WI  54455.

By order of the Board of Directors

Scott P. Doescher

Secretary

Please sign, date, and return your proxy promptly

Appendix A

WAUSAU PAPER CORP.

CATEGORICAL STANDARDS FOR DETERMINATION OF DIRECTOR INDEPENDENCE

As amended February 16, 2004

These categorical standards are adopted for the purpose of assisting the Board of Directors of Wausau Paper Corp. (the “Company”) in making a determination of the independence of each director so as to satisfy the requirements of the New York Stock Exchange, Inc. (“NYSE”) with respect to independent directors.  These standards apply only to directors who are not officers or employees of the Company and its subsidiaries.

1.

Definition of “Affiliated Company” and “Family Member.”  For purposes of these standards, an “Affiliated Company” means a corporation, partnership, trust, limited liability company, and any other entity with which a director of the Company or any Family Member is affiliated by reason of being a director, officer, partner, trustee, manager, other official acting in the capacity of the entity’s chief executive officer, or the beneficial owner of 5% or more of the equity interest thereof.

For purposes of these standards, a “Family Member” means a director’s spouse, parents, children, and siblings, whether by blood, marriage (i.e., “in-law” relationships), or adoption, or anyone (other than domestic employees) residing in the director’s home.

2.

Determination of Material Interest – Affiliated Companies.  A business relationship between the Company and an Affiliated Company shall not be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed “independent” for purposes of Section 303A of the NYSE Listed Company Manual solely as a result of such relationship, if each of the following standards has been met:

(a)

Purchase or Sale of Goods and Non-Financial Services.  In connection with the purchase or sale of goods or the provision of services by an Affiliated Company which is not a bank holding company or depositary institution, (i) the relationship between the Company and the Affiliated Company was in the ordinary course of business of the Company and of the Affiliated Company, (ii) all business between the Company and the Affiliated Company was conducted on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) the Affiliated Company did not make payments to the Company or its subsidiaries for such goods or services in excess of 2% of the Company’s gross revenues for the last full fiscal year nor does the Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year, and (iv) the Company did not make payments to the Affiliated Company or its subsidiaries for goods or services in excess of 2% of the Affiliated Company’s gross revenues for the last full fiscal year nor does the Affiliated Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year;

(b)

Extension of Credit by Affiliated Company.  Any extension of credit or provision of services by an Affiliated Company which is a bank holding company or depository institution was done (i) in compliance with applicable law, (ii) on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) no event of default has occurred which remains uncorrected (unless waived), (iv) the Company reasonably believes that such credit and terms are or would be generally available to the Company from other lenders, and (v) the aggregate amount of interest and fees paid by the Company to the Affiliated Company with respect to the extension or extensions of credit and for all other services provided by the Affiliated Company during the last full fiscal year of the Affiliated Company do not exceed 2% of the Affiliated Company’s total interest and noninterest income for such fiscal year nor does the Affiliated Company reasonably believe such payments will exceed 2% of its total interest and noninterest income during its current fiscal year; and

A-1

(c)

No Extensions of Credit by Company.  The Company did not extend credit (other than in the ordinary course of business and in connection with the sale of Company products in accordance with the Company’s standard terms) to the Affiliated Company.

3.

Determination of Material Interest – Provision of Certain Benefits.  The provision of medical and dental insurance to a director who is a former employee shall not, in the absence of any other relationship, be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed “independent” for purposes of Section 303A of the NYSE Listed Company Manual.

A-2

PROXY

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

TO BE HELD APRIL 16, 2009

WAUSAU PAPER CORP.

The undersigned hereby appoint(s) San W. Orr, Jr. and Thomas J. Howatt, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Wausau Paper Corp. that the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 16, 2009 and at any adjournment thereof (the “Annual Meeting”).  The proxies have the authority to vote such stock as directed herein with respect to the proposal set forth in the Proxy Statement with the same effect as though the undersigned were present in person and voting such shares.  For participants in the Dividend Reinvestment and Stock Purchase Plan, Common Stock Purchase Plan, and the Corporation’s 401(k) plan, the proxy also serves as voting instructions to the plan administrator or trustee, as applicable, of such plans to vote the shares of common stock beneficially owned by the participants in each plan.  The undersigned hereby revokes all proxies heretofore given to vote at the Annual Meeting and any adjournment thereof.

Please indicate how your stock is to be voted.  If no specific voting instructions are given, the shares represented by this proxy will be voted as recommended by the Board of Directors.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 16, 2009:  The Proxy Statement and 2008 Annual Report to Shareholders are available for viewing, printing, and downloading at wausaupaper.com.

(Continued and to be marked, dated, and signed on reverse side.)

PROXY – WAUSAU PAPER CORP.			Please mark	x
your votes
like this
This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR each of the nominees listed below.

1. ELECTION OF CLASS I DIRECTORS:		WITHHOLD	2. In their discretion, the proxies are authorized to vote upon
	FOR	AUTHORITY	such other business as may properly come before the Annual
(To withhold authority to vote for any individual			Meeting.
nominee, strike a line through that nominee’s
name in the list below)

G. WATTS HUMPHREY, JR.
SAN W. ORR, JR.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature__________________________ Signature__________________________ Date________________, 2009

Note:  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title.

If a corporation, partnership, LLC, or other entity, please sign in full name of entity by authorized individual and give title.